Exhibit 99.1

Two Rivers Water & Farming Company Plans to Comply with Exchange Act Rule 15c2-11

DENVER, Colorado, July 13, 2021 - Two Rivers Water & Farming Company (“Two Rivers”) (OTCQB: TURV), a strategic company that acquires, manages, and develops the infrastructure of various agricultural industries including land and water rights, plans to comply with the Exchange Act Rule 15c2-11.

In September 2020, the SEC updated Exchange Act Rule 15c2-11, which applies primarily to broker-dealers that provide quotations for securities that trade on the over-the-counter (OTC) market. It also applies, indirectly, to companies with securities listed for quotation on the OTC market.

The company has resumed audit work with their previous auditor, M& K CPAs, PLLC, a full-service CPA firm based in Houston, TX that serves the audit & assurance, financial reporting and tax needs of growing micro and small-cap publicly traded companies across the U.S. and worldwide. Additionally, Two Rivers has engaged professional services to complete the audit on an expedited basis.

The Company intends to become current with its filing as soon as possible and relist with OTCBB when it is completed. It is the Company’s current target to complete late filings before SEC rule 15c211 regarding Pink Sheet stocks would affect the company’s common stock listing, subject to completion of audit.

About Two Rivers

Two Rivers Water & Farming Company is a vertically integrated agricultural and water rights company with over a decade of experience focused on building a portfolio of water rights and real estate in Colorado. Two Rivers creates sustainable economic development of infrastructure for land and water delivery in our rural community and invests in agribusiness and water infrastructure assets. Our long-term focus includes capturing valuable water resources needed for farmland irrigation and community development, expanding land holdings and developing the necessary infrastructure to support growth. www.2RiversWater.com

Forward-Looking Statements

This news release contains “forward-looking statements.”. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Investor Relations:

Two Rivers Water & Farming Company

info@2riverswater.com